Transportation and Logistics Systems, Inc.

February 21, 2020

Mr. Sebastian Giordano
Chief Executive Officer
Ascentaur, LLC
149 Schweitzer Lane
Bardonia, New York 10954

Re: Consulting Agreement

Dear Sebastian,

We are very pleased to enter into this Consulting Agreement with Ascentaur, LLC to provide executive management services to Transportation & Logistics Systems, Inc. a Nevada corporation, and its wholly-owned subsidiaries (collectively, the "Company") for an initial term beginning on the Start Date as defined below and ending on January 31, 2023, unless earlier converted to an employment agreement naming Sebastian Giordano as Chief Executive Officer ("CEO") based upon the Company raising a minimum of $2 Million ("Financing Event"). Your Consulting Agreement and potential employment is subject to the terms and conditions set forth in this letter and approval by the Board of Directors of the Company (the "Board") which we anticipate will take place at a Special Meeting to be held as soon as practicable after your acceptance of this Consulting Agreement. Within two weeks of this Consulting Agreement converting into employment agreement, the Company will provide you with a draft of a formal employment contract for your review.

Duties
You will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you by the Board. You will be responsible for managing the Company. You will report directly to the Board. You agree to devote a majority of your business attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, you will not be precluded from other current or future activities which are and may be similar to the capacity of employment as described herein, including but not limited to, consulting/employee engagements as with, and/or serving as a director of, other public or private companies.

Board Member
Upon your employment as CEO, you would also be placed on the Board of Directors.

Location
Your principal place of consulting and/or future employment , if applicable shall be the New York Metropolitan area and you will not be required to relocate. You will be required periodically to travel in connection with the contemplated acquisition program of the Company, meetings of the Board or other normal business reasons.

Start Date

Subject to satisfaction of all of the conditions described in this letter, this Consulting Agreement has been effective since February 11, 2020 (the "Start Date").

Compensation

In consideration of your services, you will be paid an initial base consulting fee of $300,000 per year (the "Base Consulting Fee"), subject to review annually, payable in two equal monthly installments of $12,500 on the 15th and last day of the each calendar via ACH (instructions below). Notwithstanding the foregoing, the Company shall be under no obligation to increase your Base Consulting Fee unless you achieve certain bonus milestones, as defined below.

Bonuses

For the calendar year 2020, bonus milestones ("Bonus Milestones") shall be for quarterly and/or annual cash bonuses to be paid to you based upon achieving certain financial results for:

(i) Revenues – if the Company achieves run-rate revenues of $75,000,000 for the calendar year 2020 you will receive a bonus of $25,000 and an additional $25,000 for each $25,000,000 in additional revenues achieved for the calendar year 2020 in excess of $75,000,000;

(ii) EBITDA – for the calendar year 2020, a quarterly bonus of one percent (1.0%) of the improvement in Operating EBITDA (as defined below) over the comparable Operating EBITDA during the prior year. For purposes of this bonus calculation the Operating EBITDA is the EBITDA results before any expenses associated with derivative liabilities, executive compensation based on equity awards or any other non-cash expense that is unrelated to the operation of the business;

(iii) Market capitalization - $75,000,000; if on or before December 31, 2020 the Company's market capitalization exceeds $75,000,000 (based on the closing price of the outstanding equity for five consecutive trading days) you will be paid a bonus of one percent (1.0%) of the difference between the calculated market capitalization and $38,000,000; for example, if the market capitalization is $80,000,000 then the bonus shall be $42,000 (($80M - $38M) x .01); and

(iv) Capital Raise – If the Company raises $10,000,000, 15,000,000 or $20,000,000 of capital in the aggregate, with the terms and conditions of the capital raise approved by the Board, the Company will automatically increase your annual Base Salary to $360,000, $400,000 and $440,000, respectively.

Notwithstanding the foregoing, your compensation and bonus structure shall be reviewed annually and renegotiated in good faith to account for any changes to bonus criteria.

Equity Grants

Upon approval by the Board of Directors, you will be granted nonqualified stock options under the terms of the 2019 Equity Incentive Plan equal to 300,000 shares of common stock of the

Company at the current market price as of the date of the execution of this Consulting Agreement. 25% of these options shall vest immediately, 25% will vest on January 1, 2021, 25% will vest on January 1, 2022 and the remaining 25% will vest on January 1, 2023. Upon conversion to employment you will be granted additional options, under the same terms as above, to bring your total grant to equal 5% of the outstanding common stock of the Company.

Benefits

If employed, you will be eligible to participate in any employee benefit plans and programs generally available to the Company's executives, including health and other benefits, subject to the terms and conditions of such plans and programs, provided however, that the Company shall pay the premiums associated with the Executive's participation in the Company's medical and dental plans. However, during the consulting period, the Company will reimburse you for the monthly cost (approximately \$2,000) for your current health insurance premium or if you ultimately do not participate in the Company's plans, if employed. You will be entitled to four (4) weeks of paid vacation annually and at such times that do not interfere with the Company's filing of reports and registration statements with the SEC and would not otherwise conflict with any activities approved by the Board. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Expense Reimbursement

You will be entitled to reimbursement for any reasonable and customary business expenses incurred on behalf of the Company that are consistent with the Companies expense policies and approved by the finance department upon your submission of documentation and receipts when appropriate.

Directors and Officers Liability Insurance

You will immediately work to help the Company secure Directors and Officers Liability insurance policy for the Company, of which you will be added. Additionally, the Company will indemnify you in accordance with Company's standard Indemnification Agreement, to the fullest extent permitted by the laws of the State of Nevada against any and all losses or claims brought against by any third party. A copy of this agreement is attached.

Termination

This Consulting Agreement and any future Employment Agreement, may not be terminated by the Company except for Cause prior to the end of the Initial Term. For purposes of this Agreement, "Cause" means any of the following: (i) your engaging in any material acts of fraud, theft, or embezzlement in connection with the performance of his duties hereunder; (ii) your conviction for any felony, including any plea of guilty or nolo contendere; and/or (iii) your providing services, in any capacity, to a business that is in direct competition with the Company.

Separation Payments

If either the Consulting or Employment Agreement is terminated by the Company without Cause (including as a result of the Executive's death or Disability) following the end of the Initial term, by you for Good Reason, or the Initial Term is not renewed by the Company, then the Company shall: (i) continue to pay to Executive one-twelfth (1/12) of the annual Base Salary each month for

a twelve month (12) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with the Company's normal payroll practices; (ii) pay to you a single lump sum payment of all accrued but unpaid bonuses earned, such amount payable on the first scheduled payroll date immediately following the Termination Date; and (iii) to the extent unvested, fully accelerate the vesting of any outstanding options such that all outstanding options are fully vested as of the Termination Date.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until February 1_, 2020, at which time it will be deemed to be withdrawn. We look forward to hearing from you.

Sincerely yours,

John Mercadante
Chairman and CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

____
Sebastian Giordano
Date:

ACH instructions

Ascentaur, LLC
JP Morgan Chase
Two New Hempstead Road
New City, New York 10956
Checking Account Number
ABA Number

a twelve month (12) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with the Company's normal payroll practices; (ii) pay to you a single lump sum payment of all accrued but unpaid bonuses earned, such amount payable on the first scheduled payroll date immediately following the Termination Date; and (iii) to the extent unvested, fully accelerate the vesting of any outstanding options such that all outstanding options are fully vested as of the Termination Date.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until February 1_, 2020, at which time it will be deemed to be withdrawn. We look forward to hearing from you.

Sincerely yours,

John Mercadante
Chairman and CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Sebastian Giordano

Sebastian Giordano
Date: 2/23/20

ACH instructions

Ascentaur, LLC
JP Morgan Chase
Two New Hempstead Road
New City, New York 10956
Checking Account Number 791893969
ABA Number 021000021